                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

         Preliminary Information Statement   Confidential, for use by
                                             the Commission only as
                                             (as permitted by Rule 14c-5(d) (2))

|X|      Definitive Information Statement

                              RVM INDUSTRIES, INC.
                  (Name of Registrant as Specified in Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

         No fee required

         Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which the transaction applies:
             Common Stock

         (2) Aggregate number of securities to which transaction applies:
             175,765 shares

         (3) The filing fee is based upon a purchase price of $0.05 per share, which is the most recent bid price per share of common stock.

         (4) Proposed maximum aggregate value of transaction:  $8,788.25

         (5) Total fee paid: $1.76

|X|      Fee paid previously with preliminary materials

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                              RVM INDUSTRIES, INC.
                             753 West Waterloo Road
                              Akron, OH 44314-1519

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held February 10, 2003

TO THE STOCKHOLDERS OF RVM INDUSTRIES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of RVM Industries, Inc. (the "Company" or "RVM") for the fiscal year ended March 31, 2002 will be held at the RVM Industries, Inc. Corporate Offices, 753 W. Waterloo Road, Akron, Ohio on Monday, February 10, 2003 at 9:00 a.m., Eastern Standard Time, for the following purposes:

         1. To elect one (1) individual as a director of the Company for a term of three (3) years.

         2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The directors have set the close of business on December 1, 2002 as the record date for the Annual Meeting. Stockholders of record at the close of business on the record date have the right to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Management of the Company is not soliciting proxies in connection with the Annual Meeting, and stockholders are requested NOT to send proxies to the Company

JTB Enterprises, Inc., a Delaware corporation ("JTB") whose directors and officers are Jacob Pollock, Chairman and Chief Executive Officer of RVM, and Richard D. Pollock, a director and President of RVM, acquired 1,761,740 shares or 90.93% of RVM's Common Stock from members of the Pollock families. Acting pursuant to Section 253 of the Delaware General Corporation Law, and the approval of its board of directors and stockholders, JTB, on November 13, 2002, took preliminary steps to merge RVM into JTB. No vote of the Board of Directors of RVM or of its stockholders is required to approve the merger. JTB will be the surviving corporation in the merger. However, in order to satisfy federal and state notice requirements, the merger will not be effective until February 12, 2003. As soon as practicable after the effective date of the merger, and upon surrender of any certificate for RVM shares, each stockholder of RVM, other than JTB, will receive cash consideration of $0.05 per share for each surrendered share. An aggregate of 175,765 shares will be repurchased for the aggregate price of $8,778.25. Each stockholder, other than JTB, may exercise appraisal rights under Delaware law in lieu of receiving the offered merger consideration. The reasons for the merger, the basis for the repurchase price and a more detailed description of its terms, as well as a description of Delaware appraisal rights are contained in the accompanying Information Statement under the captions "Questions and Answers about the Merger" and "Merger of the Company into JTB Enterprises, Inc."

                                     Jacob Pollock
                                     Secretary

Akron, Ohio
January 17, 2003

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED IN THIS INFORMATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. YOUR PROXY IS NOT BEING SOLICITED. THE INFORMATION IN THIS INFORMATION STATEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS INFORMATION STATEMENT.

WE URGE YOU TO READ AND CONSIDER CAREFULLY THIS INFORMATION STATEMENT IN ITS ENTIRETY.

                              RVM INDUSTRIES, INC.
                              INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is being furnished to stockholders of RVM Industries, Inc., a Delaware corporation (the "Company" or "RVM"), on or about January 17, 2003, in connection with the Annual Meeting of Stockholders of the Company, to be held at the RVM Industries, Inc. Corporate Offices, 753 W. Waterloo Road, Akron, Ohio at 9:00 a.m., Eastern Standard Time, on February 10, 2003 and at any adjournment thereof (the "Annual Meeting"). The Company's principal executive offices are located at 753 W. Waterloo Road, Akron, Ohio 44314-1519; telephone
(330) 753-4545.

                   WE ARE NOT ASKING YOU FOR A PROXY, AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

VOTING SECURITIES AND RECORD DATE

Only stockholders of record at the close of business on December 1, 2002 (the "Record Date") have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 1,937,505 shares of the Company's $0.01 par value common stock (the "Common Stock") were issued and outstanding. There were no shares of preferred stock of the Company issued and outstanding as of the Record Date, and there are presently no such shares issued and outstanding. Each stockholder of record is entitled to one vote for each share held. Under Delaware law and the Company's Certificate of Incorporation and By-Laws, if a quorum is present at the Annual Meeting, the one nominee for election as director who receives the greatest number of votes cast for the election of a director at the Annual Meeting by the shares present and entitled to vote will be elected as directors. The election of the one director is the subject of Proposal No. 1 below. An abstention from voting any share with respect to the election of any nominee for director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of any director, since the share is not considered present for voting purposes. However, JTB Enterprises, Inc. ("JTB"), which holds 90.93% of the shares of Common Stock, can ensure the election of the nominee for director by voting its shares in favor of the nominee. (See "Vote of Principal Stockholder," below). One-third of the outstanding shares of the Common Stock is required to be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business.

VOTE OF PRINCIPAL STOCKHOLDERS

No shares of the Company's Preferred Stock are outstanding. The board of directors of JTB, which holds 90.93% of the outstanding shares of RVM Common Stock, has advised the Company that JTB intends to vote its shares for the election of each nominee for director (Proposal No. 1). Thus, the required vote is assured, and it is expected that each nominee will receive the necessary votes for election. Jacob Pollock, Chairman of the Board and Chief Executive Officer of RVM, his son Richard D. Pollock, a director and President of RVM, and members of the Pollock families are JTB's sole stockholders.

                       SUMMARY OF THE TERMS OF THE MERGER

The following summary of the principal terms of the merger set forth on this page is qualified in its entirety by the more detailed information appearing elsewhere in this Information Statement. For additional information, see particularly the discussion under the captions "Questions and Answers about the Merger" (beginning on the next page) and "Special Factors - Merger of the Company into JTB Enterprises, Inc." below.

-- JTB, which owns 1,761,740 shares of RVM's common stock, par value $0.01 per share ("RVM Common Stock"), or approximately 90.93% of the 1,937,505 shares of RVM Common Stock outstanding, will merge with RVM, and JTB will be the surviving corporation in the merger.

-- The 175,765 shares of RVM Common Stock not owned by JTB will be purchased in the merger at a price of $0.05 per share, or an aggregate purchase price of $8,788.25 for the 175,765 shares.

-- The price of $0.05 per share has been determined by JTB's Board of Directors to be the fair market value. $0.05 per share is the most recent bid price per share of RVM Common Stock and the highest bid price per share of such stock since March 12, 2002. Since April 1, 2002, only 15,600 shares of RVM Common Stock have been traded. Of the number of shares sold, 50 shares were purchased by an affiliate of RVM for a price of $0.04 per share, and the remaining 15,550 shares were sold by non-affiliates at prices ranging from $0.02 to $0.05 per share. Set forth below is specific information regarding purchases of RVM Common Stock by its affiliates for each quarter for the period April 1, 2000 through December 31, 2003; "Special Factors - Merger of the Company into JTB Enterprises, Inc. - Terms and Fairness of the Merger."

-- As soon as practicable after the effective date of the merger, and upon surrender of any certificate for RVM shares, each stockholder of RVM, other than JTB, will receive cash consideration for the surrendered shares at the price of $0.05 per share.

-- In the merger, no security holder of RVM will be treated differently from any other security holders of RVM, except that only Jacob Pollock, members of his family and related entities are stockholders of JTB. Shares of JTB will not be offered for purchase to any other stockholder of RVM.

-- No provision has been made for any RVM stockholder to gain access to JTB's corporate files or to permit any stockholder to obtain legal counsel or appraisal services at JTB's expense.

-- There have been no transactions between JTB and RVM during the past two years. However, on July 3, 2002, JTB acquired 1,761,740 shares of RVM Common Stock in transactions with five RVM stockholders - Jacob Pollock, Richard D. Pollock, Jane E. Pollock, the Pollock Family Foundation and a trust established for the benefit of the children of Richard D. Pollock. Jacob Pollock and Richard D. Pollock are directors and officers of RVM and JTB; Jane E. Pollock is the spouse of Richard D. Pollock. Companies controlled by Jacob Pollock and Richard D. Pollock also have had dealings with RVM during the past two years. See the information set forth below under the captions "Certain Relationships and Related Transactions" and ""Special Factors - Merger of the Company into JTB Enterprises, Inc. - Interest of Certain Persons in the Merger." There have been no negotiations, transactions or material contacts between JTB and RVM during the past two years, except as described above.

-- The merger will be effective on or about February 12, 2003. The merger will be carried out pursuant to the provisions of Section 253 of the Delaware General Corporation Law. The proposed merger was approved by JTB's Board of Directors on November 13, 2002 and by its stockholders on November 15, 2002. The approval of RVM's Board of Directors or stockholders is not required to complete the merger.

-- Each holder of RVM Common Stock, other than JTB, may exercise appraisal rights under Delaware law in lieu of receiving the offered merger consideration. To exercise appraisal rights, a holder of RVM Common Stock must strictly follow the requirements of Delaware law. A summary describing the requirements that must be met in order to exercise appraisal rights is set forth below under the caption "Dissenters' Rights of Appraisal." In addition, the full text of Section 262 of the Delaware General Corporation Law, which sets forth appraisal rights as a stockholder of a Delaware corporation, appears as Appendix B hereto.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. For additional information, please refer to the information contained elsewhere in this Information Statement, the appendices to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Q.     WHAT IS THE PROPOSED TRANSACTION?

A. JTB Enterprises, Inc. will acquire RVM Industries, Inc. through a merger in which JTB Enterprises, Inc. will be the surviving entity. The terms of the merger are set forth in the Certificate of Ownership and Merger that will be filed with the Office of the Secretary of State of the State of Delaware on or about February 10, 2003 (included with this Information Statement as Appendix A).

Q.     WHO ARE THE OFFICERS, DIRECTORS AND STOCKHOLDERS OF JTB?

A. Jacob Pollock, President, Secretary and Director, and Richard D. Pollock, Vice President, Treasurer and Director, are JTB's only officers and directors. Each also serves as a director and executive officer of RVM. Jacob Pollock, Richard D. Pollock, Jane E. Pollock, the Pollock Family Foundation and a trust established for the benefit of the children of Richard D. Pollock are JTB's only stockholders. Jacob Pollock and Richard D. Pollock are directors and officers of RVM and JTB; Jane E. Pollock is the spouse of Richard D. Pollock. Each of these persons has an interest in the merger. For further information, see "Special Factors - Merger of the Company into JTB Enterprises, Inc. - Interest of Certain Persons in the Merger."

Q.     WHAT IS THE PURPOSE OF THE MERGER?

A. As a public company, RVM must comply with reporting and other onerous requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The annual cost of legal and accounting fees and other costs associated with such compliance is many times the market value of the shares held by non-affiliates. The number of the Company's stockholders has not measurably increased, nor has there been an active market for RVM Common Stock, in many years. In addition, RVM recently sold most of its assets and used the sale proceeds to pay a portion of its bank and other debt. RVM now has only one asset of potential significant value - tax losses in the amount of $2,864,792 that the Company has not been able to use in recent years. RVM does have one other asset, its wholly owned subsidiary, Signs & Blanks, Inc., which had net worth of $1,254,809 at September 30, 2002. However, RVM's liabilities exceed its assets and it no longer conducts the operations of Albex Aluminum, Inc. and Waterloo Holdings, Inc. (formerly known as Ravens, Inc.). These facts raise substantial doubt as to RVM's ability to continue as a going concern for a reasonable period of time. In any event, RVM is in default of its repayment obligations to lenders. The assets of Signs and Blanks, Inc. are security for RVM's debt and are inadequate to repay that debt.


       JTB, following the merger will own all the assets of RVM, including the unused tax losses. Although JTB has no specific plan or proposal for use of these tax losses, the tax losses may be carried forward and used by JTB to offset income that it might earn in the future. On July 2, 2002, Jacob Pollock, Chairman and Chief Executive Officer of RVM, and his son, Richard D. Pollock, a director and President of RVM, formed JTB in contemplation of a possible "going private" transaction. On July 3, 2002, they and other members of the Pollock families transferred to JTB all their shares of RVM Common Stock, an aggregate of 1,761,740 shares. As a result of these transfers, JTB now holds 90.93% of the outstanding RVM Common Stock. The price of $0.05 per share has been determined by JTB's Board of Directors to be the fair market value; $0.05 per share is the most recent bid price per share of RVM Common Stock and the highest bid price per share of such stock since March 12, 2002. Only 175,765 shares are held by persons other than JTB, and the market value of such shares, based upon the bid price, aggregates only $8,788.25.

       There have been no recent trades in RVM Common Stock. RVM's tax losses (non-operating loss carry-forwards or "NOLs") of $2,864,792 have potential value only as an offset against taxes that may be owed if the Company or JTB, as its successor, enjoys profitable operations in the future. There is no assurance the NOLs will ever be used, and thus that they ever will have real value. Following the merger, JTB will be able to make application to the Securities and Exchange Commission to be relieved of RVM's reporting and other responsibilities under the Exchange Act. The NOLs will be unaffected by the merger and will continue to be available for use by JTB, as successor to RVM.

Q.     IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY COMMON STOCK?

A. You will receive $0.05 in cash, without interest, for each share of Common Stock you own, upon surrender of your stock certificates.

Q.     WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. The merger will be completed immediately after the Annual Meeting; the effective date is expected to be not later than February 12, 2003.

Q.     WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A. There will be NO VOTE of RVM stockholders on the merger. The merger has been structured so that no vote of RVM's directors or stockholders is required to approve and complete the merger. However, holders of record of Common Stock as of the close of business on December 1, 2002 are entitled to vote at the Annual Meeting on the election of directors. Each stockholder is entitled to one vote for each share of Common Stock owned. In regard to the election of directors, see the answer to the next question.

Q.     DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON?

A. It is not necessary for you to attend the Annual Meeting, unless you intend to vote your shares with respect to the election of directors. However, as noted above, JTB intends to vote its shares for the nominee for director, assuring his election. Thus, your vote for or against the nominee likely will have no effect on the outcome of the election.

Q. WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE MERGER AND ELECT NOT TO ACCEPT THE MERGER CONSIDERATION?

A. Yes, you will have appraisal rights for your shares of RVM Common Stock. If you wish to exercise your appraisal rights, you must strictly follow the requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is set forth in the section entitled "Dissenters' Rights of Appraisal." In addition, the full text of Section 262 of the Delaware General Corporation, which sets forth your appraisal rights as a stockholder of a Delaware corporation, appears as Appendix B hereto.

Q.     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. However, as soon as practicable after February 12, 2003, unless the Company notifies you otherwise, or unless you decide to dissent from the merger and exercise your appraisal rights, please return your stock certificate(s) to RVM Industries, Inc., 753 West Waterloo Road, Akron, Ohio 44314-1519; ATTENTION: Corporate Secretary. Upon receipt of your stock certificate(s), the Company promptly will send you a check in the amount of the merger consideration due you for the surrendered shares of RVM Common Stock.

Q.     WILL I OWE TAXES AS A RESULT OF THE MERGER?

A. The merger may be taxable to each holder of RVM Common Stock receiving merger consideration. The cash you receive in the merger for your shares of RVM Common Stock and any cash you receive from exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between
       (1) the amount of cash you receive (other than cash that represents interest you receive in connection with the exercise of appraisal rights, which will be taxable as ordinary income) and (2) the tax basis of your shares of Common Stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.     WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANY?

A. RVM files periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov.

Q.     WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have questions about the merger after reading this Information Statement, please contact James R. McCourt, at 330.753.4545.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

One (1) current director, whose term is expiring, is proposed for re-election at the Annual Meeting to serve for a term of three (3) years; provided, however, that each director would continue to serve thereafter until his successor were elected and qualified.

The following information is furnished with respect to the one current director with a term expiring this year, who has been nominated for re-election as a director of the Company and has agreed to serve a three-year term if re-elected:

NAME                         AGE      DIRECTOR SINCE            PRINCIPAL OCCUPATION; BUSINESS EXPERIENCE
                                                                & OTHER DIRECTORSHIPS

Jacob Pollock                78       May 3, 1991 (Term         Chairman of the Board of Directors,  Chief  Executive
                                      expires in 2002)          Officer,  and Treasurer  since May 3, 1991,  the date
                                                                he acquired controlling interest in the Company;
                                                                Chairman of the Board and President of J. Pollock &
                                                                Company, a company principally engaged in the sale of
                                                                aluminum, private investment, and consulting, since April
                                                                1989; Chief Executive Officer of Barmet Aluminum corporation, an aluminum company, from 1949-1989; Director of Mid-West Spring
                                                                Manufacturing Company, Inc., Diamond Home Services, Inc.
                                                                and several nonpublic companies.

Each of the following individuals is a current member of the Board of Directors, whose present term of office will continue beyond the Annual Meeting for the period indicated:

NAME                         AGE      DIRECTOR SINCE            PRINCIPAL OCCUPATION; BUSINESS EXPERIENCE
                                                                & OTHER DIRECTORSHIPS

C. Stephen Clegg             52       May 3, 1991               Chairman  of  the  Board  of  Directors  and  Chief
                                      (Term expires in 2004)    Executive  Officer of Diamond Home Services,  Inc.,
                                                                a marketer and contractor of installed home improvement
                                                                products, since February 1996; Chairman of the Board of
                                                                Directors of Mid-West Spring Manufacturing Company, Inc., a
                                                                manufacturer of specialty springs, and Globe Building
                                                                Materials, Inc., a manufacturer of home building products, for more than five years; and Director of Birmingham Steel
                                                                Corporation.

Richard D. Pollock           46       May 3, 1991               President  of the  Company  since  March 31,  1997;
                                      (Term expires in 2004)    President of Albex since May 1991;  Vice  President
                                                                of J. Pollock & Company since February 1990; and prior to
                                                                joining J. Pollock & Company, Vice President and then President of Barmet Aluminum Corporation for more than five years. Richard
                                                                D. Pollock is the son of Jacob Pollock.

BOARD OF DIRECTORS

During the fiscal year ended March 31, 2002, the Company's Board of Directors held three regular meetings, and each director attended all meetings of the Board. Each director attended all committees on which he served during the fiscal year.

The Company has a standing Audit Committee of the Board of Directors, currently composed of Richard D. Pollock, Chairman, and C. Stephen Clegg. Functions of the Audit Committee include recommending the independent public accountants to be engaged by the Company, approving the scope of the audit performed by the independent public accountants, reviewing with the independent public accountants the financial statements and their accompanying report, and reviewing the Company's system of internal controls. The Audit Committee held one meeting during the fiscal year ended March 31, 2002.

The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are performed by the Board of Directors as a whole.

The Company's Board of Directors has a standing Compensation Committee composed of Jacob Pollock, Chairman, and C. Stephen Clegg. The Compensation Committee did not meet during the fiscal year ended March 31, 2002.

The Board's Pension Committee is currently composed of Jacob Pollock, Chairman, and C. Stephen Clegg. Functions of this committee include administration of the plans and recommending amounts of contributions by the Company to the plans. The Committee did not meet during the fiscal year ended March 31, 2002.

The Stock Option Committee consists of Jacob Pollock, Chairman, and Richard D. Pollock. The Stock Option Committee is responsible for administering the RVM Industries, Inc. Stock Option Plan. The Committee did not meet during the fiscal year ended March 31, 2002.

EXECUTIVE OFFICERS

The Company has two executive officers, Jacob Pollock and Richard D. Pollock, each of whom also serves as a director of the Company; information concerning these two persons appears above under the caption "Proposal No. 1, Election of One Director." James R. McCourt, who is not a director, served as Chief Financial Officer of the Company until his resignation on February 8, 2002; Mr. McCourt remains a consultant at will to the Company, and no longer is an officer of the Company. All officers serve at the pleasure of the Board of Directors without specific terms of office.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of copies of Forms 3, 4 and 5 furnished to RVM during or with respect to the fiscal year ended March 31, 2000, RVM is not aware of any person subject to Section 16 of the Securities Exchange Act of 1934 with respect to RVM that failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year or prior fiscal years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table discloses compensation in excess of $100,000 awarded to, earned by or paid to any executive officer:

        Name and Principal                Fiscal                                                                 All Other
             Position                      Year                Salary                   Bonus             Compensation (1)
------------------------------------    ------------     --------------------     -------------------     -------------------------
Jacob Pollock                              2002                $125,000               $      0             $           0
Chief Executive Officer                    2001                 125,000                      0                         0
                                           2000                 129,808                      0                         0

Richard D. Pollock (2)                     2002                 193,000                      0                   376,860
President                                  2001                 193,000                      0                     4,825
                                           2000                 203,776                      0                     5,011

James R. McCourt (2) (3)                   2002                 135,000                      0                   287,700
                                           2001                 136,267                      0                     4,023

(1)  Amount contributed to the named person's 401(k) plan account.

(2) Mr. Pollock and Mr. McCourt were provided a key executive retention and compensation package in 2002. The package included (i) a bonus to remain with the Company through the sale of Ravens, Inc. and the close down and sale of Albex, Inc. and (ii) a payment in the amount of one-year base salary as severance pay.

(3) Mr. McCourt resigned as Chief Financial Officer of the Company on February 8, 2002 and remains a consultant at will with the company.

In 1993, RVM adopted a Stock Option Plan, which provides for the granting of options to acquire up to 50,000 shares of Common Stock. The Plan authorizes the granting of incentive stock options to employees of the Company and nonqualified stock options to employees, officers and directors, whether or not on the Company's payroll or otherwise paid for services. The Plan provides that the option price shall not be less than 100% (110% in the case of a person owning more than 10% of the Company's stock) of the current market price of the stock on the date of the grant and that the term of the option shall be fixed at the date of the grant. The Plan terminates on July 7, 2003.

Each outside director of RVM is paid $1,000 for each Board of Directors meeting attended. No additional compensation is paid for attending committee meetings. In 1998, Mr. Clegg was granted an option to purchase 1,000 shares of Common Stock. The option has an exercise price of $12.00 per share and expires on March 27, 2003. As of the date of this Information Statement, with the bid price of the Company's stock at $0.05 per share, these options are substantially underwater and must be viewed as worthless.

OPTION GRANTS IN LAST FISCAL YEAR

The Company did not grant options in 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


                                                     Number of Securities Underlying   Value of Unexercised
                                                     Unexercised Options at            In-the-Money Options at
                                                     March 31, 2002 (#)                March 31, 2002
                            Shares
                         Acquired on       Value
         Name            Exercise (#)    Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
----------------------- --------------- ------------ -------------- ------------------ -------------- ------------------

Jacob Pollock                                             4,000             0            $      0       $      0
Richard D. Pollock                                        4,625             0                   0              0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of RVM's Board of Directors consists of Jacob Pollock, Chief Executive Officer, and C. Stephen Clegg. Mr. Pollock is a director and Mr. Clegg is Chairman of the Board of Directors of Mid-West Spring Manufacturing Company, Inc. and Diamond Home Services, Inc., each a public company, and Globe Building Products, Inc., a nonpublic company. Mr. Pollock is a member of the Compensation and Benefits Committee of the Board of Directors of Mid-West Spring Manufacturing Company, Inc.

REPORT OF COMPENSATION COMMITTEE

The Committee has not formulated policies for compensation to either of its two executive officers, Jacob Pollock and Richard D. Pollock, or to any other officer that relate compensation to corporate performance. The compensation of each executive officer is determined by negotiation between the officer and Jacob Pollock subject to the approval of the Committee and the Board of Directors.

                                           By:   Jacob Pollock, Chairman
                                                 C. Stephen Clegg

PERFORMANCE GRAPH

The following line graph shows a comparison of cumulative total returns, assuming reinvestment of dividends, for a hypothetical investment of $100 made on March 31, 1996, in the Common Stock of RVM, the NASDAQ Composite Index, and an index of peer companies ("peer group") selected by RVM. The peer group consists of the following companies: Dorsey Trailers, Inc., Featherlite Mfg., Inc., Miller Industries, Inc./TN, Wabash National Corp., Supreme Industries, Inc., Easco, Inc., International Aluminum Corporation and Tredegar Industries, Inc.

RVM believes that the large returns in 1998 and 1997 are due to J.C. Bradford & Co. making a market in RVM's Common Stock beginning in the first quarter of 1997 and Herzeg Heine Geduld making a market beginning in the fourth quarter of 1998. In addition, the Company retained investor relation's consultants in January 1998. The decrease in 1999 may be attributed to lower profits and the low volume of trades.


                                                   RVM                 S&P 500
                                            Industries, Inc.          Composite               Peer
                                                                        Index                 Group
                                            -------------------     ----------------     -----------------
       3/31/96                                      100.00                100.00               100.00
       3/31/97                                      733.33                119.83               131.40
       3/31/98                                    1,599.98                177.34               179.48
       3/31/99                                      587.73                210.08               152.10
       3/31/00                                      620.41                247.77               136.42
       3/31/01                                      522.45                194.06                88.99
       3/31/02                                        0.00                194.18                96.28

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

J. Pollock & Company, wholly owned by Jacob Pollock and dissolved on March 15, 2000, purchased materials and provided or contracted for certain administrative services for the Company and charged the Company at its cost. The cost of such services totaled $343,420 in 2000, the last year of the service provider's existence.

The Company leases office and manufacturing space from a corporation in which Richard Pollock and Bruce Pollock are shareholders. The five-year lease was extended one year to December 31, 2002, at a monthly base rent of $6,500 with annual increases determined by the change in the Consumer Price Index, plus the Company's share of utilities, real estate taxes, insurance, and property maintenance. The Company paid approximately $129,000, $128,539, and $129,000 in 2002, 2001, and 2000 respectively. Richard Pollock and Bruce Pollock are sons of Jacob Pollock.

Since September 1, 2000 the Company has leased office space from 753 W. Waterloo Rd. Limited Partnership, of which Jacob Pollock and his wife are members. The lease is for three years expiring August 31, 2003 at a monthly base rent of $5,500 plus the Company's share of utilities, real estate taxes, insurance and property maintenance. The Company paid $84,000, $82,446, and $83,882 in 2002, 2001, and 2000, respectively.

The Company purchased aluminum materials from The Aluminum Warehouse, Inc., owned by Richard D. Pollock Living Trust U/A/D 8/2/94 and Richard D. Pollock Irrevocable Trust U/A/D 1/4/94, totaling $300,000, $103,076, and $117,906, in
2002 2001, and 2000 respectively. The Company sold aluminum extrusions to The Aluminum Warehouse, Inc. totaling $ 0, 220,880, and $536,529, in 2002, 2001, and 2000 respectively. $0, $220,836 and $147,826, was receivable at March 31, 2002, 2001, and 2000 respectively.

The Company hired temporary personnel from Flex-Team Incorporated, wholly owned by the Jacob Pollock Irrevocable Trust. Amounts paid by the Company totaled $141,420, $88,570 and $378,090, in 2002, 2001, and 2000, respectively.

See Notes 4 and 13 to the consolidated financial statements regarding acquisitions from and notes payable to related parties. Mr. Pollock as described in note 13 forgave interest and principle on related party debt. See Notes 7 and 8 to the consolidated financial statements regarding guarantees of certain debt of the Company by related parties.

Management believes that the terms of the above transactions are comparable to those that would have been obtainable from unaffiliated sources.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Each owner of record or holder, to the knowledge of RVM as of December 1, 2002, of more than 5% of RVM's Common Stock is set forth in the following table:


       Title of                 Name and Address of Beneficial             Amount and Nature of              Percent of
         Class                              Owner                          Beneficial Ownership                 Class
-------------------------     ----------------------------------      -------------------------------      ----------------

Common Stock                  JTB Enterprises, Inc.                             1,761,470 (1)                  90.93
                              753 West Waterloo Road
                              Akron, Ohio 44314

                              Jacob Pollock                                     1,680,205 (1)(2)               86.70
                              753 W. Waterloo Road
                              Akron, Ohio 44314

                              Richard D. Pollock                                  120,270 (1)(2)(3)             6.21
                              753 W. Waterloo Road
                              Akron, Ohio 44314

The following table shows the ownership of RVM's Common Stock beneficially owned directly or indirectly by each director, and by all directors and officers of RVM as a group, as of December 1, 2002:

Title of                      Name and Address of Beneficial                 Amount and Nature of              Percent of
Class                         Owner                                          Beneficial Ownership              Class
-------------------------     ----------------------------------      -------------------------------      ----------------

Common Stock                  Jacob Pollock                                     1,680,205 (1)(2)               86.70

                              C. Stephen Clegg                                        250 (4)                   0.01

                              Richard D. Pollock                                  120,270 (1)(2)(3)             6.21

                              All directors and officers as a
                              group (4 persons)                                 1,761,990                      90.94

(1) Jacob Pollock, Richard D. Pollock and other members of the Pollock family own all the shares of capital stock of JTB and thus indirectly own a controlling interest in RVM. The RVM shares listed in the table for Jacob Pollock and Richard D. Pollock represent an indirect interest in RVM through their respective ownership of JTB stock.

(2) Although Jacob Pollock directly owns no shares of Common Stock, he may be deemed indirectly to have sole voting and investment power with respect to 1,641,470 shares through his ownership of JTB stock. The remaining 38,735 shares attributed to him are held indirectly by the Pollock Family Foundation, which also is a JTB stockholder. Jacob Pollock, Gertrude Pollock, Richard D. Pollock and Bruce Pollock, as trustees, equally share voting and investment power with respect to these 38,735 shares.

(3) Although Richard D. Pollock directly owns no shares of Common Stock, he may be deemed to have sole voting and investment power with respect to 4,615 shares through his ownership of JTB stock. Of the remaining 115,655 shares attributed to him, 38,735 shares (as noted in footnote
         2) are held indirectly by the Pollock Family Foundation, of which Richard D. Pollock is a co-trustee sharing voting and investment power, and 57,690 shares are held indirectly by an irrevocable trust (also a JTB stockholder) for the benefit of Richard D. Pollock's children, of which Richard D. Pollock is a co-trustee, sharing voting and investment power. The remaining 19,230 shares attributed to Richard D. Pollock are indirectly owned by his spouse through her ownership of JTB, and Richard D. Pollock disclaims beneficial ownership of these shares.

(4) C. Stephen Clegg has sole voting and investment power with respect to 250 shares.

The following table shows the number and percent of outstanding shares of RVM Common Stock surrendered by each stockholder of JTB and the number and percent of outstanding shares of JTB Common Stock held by each stockholder. JTB acquired all its ownership of RVM on July 3, 2002; there have been no transactions in RVM stock within the last sixty days by JTB or any of its affiliated persons.

Stockholder                      RVM Common Stock        Percent of RVM       JTB Common Stock      Percent of JTB
                                Shares Surrendered        Common Stock         Shares Issued         Common Stock
                                                          Outstanding                                 Outstanding
----------------------------------------------------------------------------------------------------------------------
Jacob Pollock                        1,641,470               84.721              1,641,470               93.173
Richard D. Pollock                       4,615                0.238                  4.615                0.262
Jane E. Pollock                         19,230                0.992                 19,230                1.092
Pollock
Family Foundation                       38,735                1.999                 38,735                2.199
Richard D. Pollock
Irrevocable  Trust FBO Brock
L.   Pollock   and  Tara  M.
Pollock,  dated  January  4,
1994                                    57,690                2.978                 57.690                3.274
                                    ----------          -----------             ----------              -------
TOTAL                                1,761,740               90.928              1,761,740               100.00
                                    ==========          ===========             ==========              =======

                            TRADING MARKET AND PRICE

RVM's fiscal year end dated is March 31st. There is no active trading market for RVM's common stock (trading symbol "RVMI"); however, the stock is infrequently traded over-the-counter and quoted on the OTC Bulletin Board and on "pink sheets" which are published periodically. The high and low trade prices and shares traded of RVM's common stock as reported by the OTC Bulletin Board for each quarterly fiscal period during the current fiscal year and the last two full fiscal years were as follows:

                                                                                                          Shares
                                                     High                       Low                       Traded
                                                     ----                       ---                       --------

2003
         First quarter                               $ 0.05                     $ 0.04                         0
         Second quarter                              $ 0.04                     $ 0.02                    15,600
         Third quarter                                    *                          *                         0

2002
         First quarter                               $4.500                     $1.010                       900
         Second quarter                               1.010                      1.010                       100
         Third quarter                                1.010                      1.010                       200
         Fourth quarter                               1.010                      0.040                    16,500

2001
         First quarter                               $4.750                     $4.000                     7,900
         Second quarter                               4.750                      4.000                    11,800
         Third quarter                                4.250                      4.125                     3,700
         Fourth quarter                               4.250                      4.000                     2,500

The trade prices to not include retail mark-ups, markdowns or commissions.

* The last reported trade occurred on September 27, 2002 at a price of $0.02 per share, which also represented the high and low price for that day.

                                    DIVIDENDS

The Company has paid no dividends on RVM Common Stock during the past two years and has no intention of paying dividends in the future. RVM is prohibited from paying dividends while it is in default of its obligations under its loan agreements.

       SPECIAL FACTORS - MERGER OF THE COMPANY INTO JTB ENTERPRISES, INC.

REASONS FOR THE MERGER

As a public company, RVM must comply with reporting and other onerous requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The annual cost of legal and accounting fees and other costs associated with such compliance is many times the market value of the shares held by non-affiliates. The number of the Company's stockholders has not measurably increased, nor has there been an active market for RVM Common Stock, in many years. In addition, RVM recently sold most of its assets and used the sale proceeds to pay a portion of its bank and other debt. RVM now has only one asset of potential significant value - tax losses in the amount of $2,864,792 that the Company has not been able to use in recent years. RVM does have one other asset, its wholly owned subsidiary, Signs & Blanks, Inc., which had net worth of $1,254,809 at September 30, 2002. However, RVM's liabilities exceed its assets and it no longer conducts the operations of Albex Aluminum, Inc. and Waterloo Holdings, Inc. (formerly known as Ravens, Inc.). These facts raise substantial doubt as to RVM's ability to continue as a going concern for a reasonable period of time. In any event, RVM is in default of its repayment obligations to lenders. The assets of Signs and Blanks, Inc. are security for RVM's debt and are inadequate to repay that debt.

Although JTB has no specific plan or proposal for use of these tax losses, the tax losses may be carried forward and used by JTB to offset income that it might earn in the future.

On July 2, 2002, Jacob Pollock, Chairman and Chief Executive Officer of RVM, and his son, Richard D. Pollock, a director and President of RVM formed JTB Enterprises, Inc. ("JTB") in contemplation of a possible "going private" transaction. On July 3, 2002, they and other members of the Pollock families transferred to JTB all their shares of RVM Common Stock, an aggregate of 1,761,740 shares. As a result of these transfers, JTB now holds 90.93% of RVM's Common Stock.

Only 175,765 shares of RVM Common Stock are held by persons other than JTB, and the market value of those non-affiliate shares, based upon the bid price, aggregates only $8,788.25. There have been no recent trades in RVM Common Stock. RVM's tax losses (non-operating loss carry-forwards or "NOLs") of $2,864,792 have potential value only as an offset against taxes that may be owed if the Company or JTB, as its successor, enjoys profitable operations in the future. There is no assurance the NOLs will ever be used and have any real value. JTB has no business operations, and its shares have no readily ascertainable value. Indeed, the principal value, if any, of JTB's shares will relate to its ability to utilize the NOLs; that ability will depend upon future profitable operations and is far from certain.

Following the merger, JTB will be able to make application to the Securities and Exchange Commission to be relieved of RVM's reporting and other responsibilities under the Exchange Act. The NOLs will be unaffected by the merger and will continue to be available for use by JTB, as successor to RVM.

A copy of the Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware is attached as Appendix A.

EVENTS LEADING TO THE DECISION TO EFFECT THE MERGER

The fortunes of the Company have declined precipitously over the past three years. During the fiscal year ended March 31, 2000, RVM suffered a loss of $535,451 or $0.28 per share. For the fiscal year ended March 31, 2001, the loss was $4,244,526 or $2.19 per share. For the fiscal year ended March 31, 2002, the loss was $10,235,605 or $5.28 per share. As early as April 2000, there were troubling signs that RVM might be unable to continue to operate as a viable business entity.

In April 2000, Ravens, Inc., which then was RVM's principal operations subsidiary, began to experience a significant decrease in sales. The downturn in sales of Ravens, Inc. also had a significant impact on the business of Albex, since Albex was a principal supplier to Ravens, Inc.

By September 2000, the decrease in sales caused RVM to be in violation of its loan covenants to FirstMerit Corp.

By November 2000, the cast house production of Albex was suspended due to significant reductions in volume.

Nevertheless, the Company entered fiscal year 2002 with an expectation that the economy would improve and that RVM's sales would increase substantially. However, liquidity became a key issue for the Company. Ravens, Inc. and Albex continued to experience significant sales decreases due to a general decline in the health of the trailer and extrusion industries. RVM had been in default of its loans since September 2000, but it continued to work with its lenders and suppliers to restructure its loans and negotiate more favorable payment terms, with the goal to keep Ravens, Inc., Albex and SABI operating. The Company continued to cut costs and reduce inventories as sales volumes declined and to seek alternative financing from other lenders. However, RVM's losses and continuing bleak forecasts for the trailer and extrusion industries deterred lender interest. However, on July 3, 2001, RVM entered into new loan agreements with FirstMerit Corp., which provided some hope that the Company would be able to continue operations, while awaiting improvement in the economy.

The Company also was plagued by litigation. On July 21, 2001, RVM's insurers settled a wrongful death case within the limits of the Company's policies, and, in August 2001, Albex was named in a wrongful death case. The Albex case has not been resolved, but it appears that it may be settled within the limits of insurance coverage. Both cases necessitated a significant commitment of management attention and detracted from management's goal to improve RVM's operations.

In August 2001, RVM's Board approved a plan to shut down the operations of Albex. Its current assets were liquidated, and the sales proceeds were used to pay bank debt and legal, accounting and other costs associated with the sale.

On November 14, 2001, RVM sold the assets of Ravens, Inc. to Fontaine Trailer Company, Inc. ("Fontaine"). The cash proceeds of the sale, in the amount of $14,418,000, were used to repay bond debt of Ravens, Inc. and bank debt of Ravens, Inc. and Albex and to pay legal, accounting and other costs associated with the sale. Following the sale of its assets, Ravens, Inc. changed its name to Waterloo Holding Company, Inc.

In December 2001, the extrusion machinery and other equipment assets of Albex were sold. The proceeds of the sale, in the amount of $4,250,000, were used to repay the bond debt of Albex and to pay legal, accounting and other costs associated with the sale.

In December 2001, Fontaine filed a fraudulent suppression of information action against Waterloo (as successor to Ravens, Inc.) and Jacob Pollock.

In July 2002, Albex sold its cast house building, other equipment and certain real property. The proceeds of the sale were used to pay down bank debt of Albex, and RVM's Board of Directors concluded that it was not prudent to continue to operate the Company. The liabilities of the Company were greater than its assets, and it was clear that, even after the sale of all its assets, RVM would be unable to pay its debts. The Company notified certain unsecured creditors, primarily vendors, that it was most likely they would not be paid. The Board of Directors concluded that RVM's shares had little, if any, value, and it notified the stockholders of that fact in its periodic filings made under the Exchange Act.

Jacob Pollock and Richard D. Pollock, faced with the eventual shutdown of the Company, had been searching for a means to preserve RVM's one valuable asset, unused tax losses in the aggregate amount of $2,864,792 and escape the regulatory burden and associated cost of running a public company. RVM does have one other asset, its wholly owned subsidiary, Signs & Blanks, Inc., which had net worth of $1,254,809 at September 30, 2002. However, RVM's liabilities exceed its assets and it no longer conducts the operations of Albex Aluminum, Inc. and Waterloo Holdings, Inc. (formerly known as Ravens, Inc.). These facts raise substantial doubt as to RVM's ability to continue as a going concern for a reasonable period of time. In any event, RVM is in default of its repayment obligations to lenders. The assets of Signs and Blanks, Inc. are security for RVM's debt and are inadequate to repay that debt.

The Pollocks considered a tender offer for shares of RVM Common Stock owned by non-affiliated stockholders, but the cost of conducting tender offer was prohibitive, and the probability of success was uncertain. It became clear that a new business entity should be formed to acquire RVM or its assets.

On July 2, 2002, Jacob Pollock and Richard D. Pollock formed JTB. On July 3, 2002, five major stockholders of RVM, each an affiliate of Jacob Pollock or Richard D. Pollock, contributed to the capital of JTB an aggregate of 1,761,740 shares of RVM Common Stock, or approximately 90.93% of the 1,937,505 shares of RVM Common Stock outstanding. The only consideration paid by JTB for these shares was an equity interest in JTB proportionate to each stockholder's contribution of shares of RVM Common Stock. The acquisition of more than 90% of the outstanding shares of RVM Common Stock would make possible for JTB, acting unilaterally, to merge with RVM, with minimal cost in a relatively quick process.

Between July 3, 2002 and November 13, 2002, JTB's Board of Directors (Jacob Pollock and Richard D. Pollock) continued to consider the options, including a merger with RVM. It became clear that there was no viable way to preserve potential use of the tax losses for the benefit of RVM's non-affiliated stockholders and also escape the burden of complying with regulations imposed upon public companies. JTB's Board of Directors determined that JTB should merge with RVM, and the fair market value of each share of RVM Common Stock to be purchased from non-affiliated stockholders was determined to be $0.05, the highest price paid per share in affiliate or non-affiliate transactions since March 31, 2002. Specific information regarding purchases of RVM Common Stock by its affiliates during the past 11 fiscal quarters is set forth below under the caption "- Terms and Fairness of the Merger."

Although the Board considered the fact that the stock had traded at a price as high as $4.75 as recently as the end of the fiscal quarter ended September 30, 2000, it noted that prices during the current fiscal year, which began on April 1, 2002, had ranged from $0.02 to $0.05 per share. Of the 15,650 shares traded since that date, 15,600 shares were traded by non-affiliates. There were no offers for the Company at or above that price, and the directors and thought it most unlikely that any other person would offer as much as $0.05 per share of RVM Common Stock to the non-affiliated stockholders at any time in the future. On November 13, 2002, JTB's Board of Directors approved the merger with RVM in a unanimous written action. On November 13, 2002, JTB's stockholders approved the merger in a unanimous written action. The approval of RVM's Board of Directors or stockholders is not required to complete the merger.

VOTING ON THE MERGER

The merger has been approved by the board of directors and stockholders of JTB. No approval of the Board of Directors or stockholders of RVM is required. There will be no solicitation and no recommendation, since no stockholder of RVM has the right or will be given the opportunity to vote on the proposed transaction.

EFFECTS OF THE MERGER

The shares of RVM common stock purchased in the merger will be retired. As a result of the merger, which will be effective on or about February 12, 2003, the separate corporate existence of RVM will cease, the common stock of RVM will be eligible for termination of registration under Section 12(g) (4) of the Securities Exchange Act of 1934 and JTB will apply to the Securities and Exchange Commission for such termination.

TERMS AND FAIRNESS OF THE MERGER

Each holder of Common Stock, other than JTB, will receive a cash payment of $0.05 per share, without interest, for each share of Common Stock held on the effective date of the merger, upon surrender of such holder's stock certificate(s) (the "merger consideration").

The merger consideration was determined by JTB's Board of Directors based upon current and recent bid prices per share of RVM Common Stock. No approval of the Board of Directors or stockholders of RVM is required, the transaction has not been structured to make such approval necessary and neither RVM's Board of Directors nor its stockholders have voted on the proposed merger. Accordingly, the one director of RVM who is not an employee of the Company did not retain an unaffiliated representative to act solely on behalf of non-affiliate stockholders in negotiating the terms of the merger.

During the past two years, RVM has not received any acquisition offer from any unaffiliated person. No one acting on behalf of the unaffiliated holders of the 175,765 shares of RVM Common Stock to be acquired in the merger has retained an unaffiliated representative to act on their behalf in negotiating the terms of the merger that will result in RVM going private. Indeed, although Jacob Pollock and Richard D. Pollock considered the interests of such stockholders, in their fiduciary capacities as RVM directors and major stockholders, no person expressly represented RVM or its stockholders in the discussions resulting in the decision to merger JTB with RVM and in determining the fair market value of RVM Common Stock.

JTB believes the going-private transaction resulting from the merger is fair to the unaffiliated security holders of the 175,765 shares of RVM Common Stock to be acquired in the merger. There is no active market for shares of RVM Common Stock; there has not been an active market for many years, and it is unlikely that an active market will develop at any time in the future. The price offered to RVM stockholders by JTB is the highest price paid by anyone for shares of RVM Common Stock since March 31, 2002. Purchases of RVM Common Stock by its affiliates for each quarter for the period April 1, 2000 through December 31, 2003 are set forth in the following table:

     FISCAL QUARTER ENDED            SHARES PURCHASED           RANGE OF PRICES PAID          AVERAGE PRICE PAID
------------------------------- ---------------------------- ---------------------------- ----------------------------
June 30, 2000                            6,138                    $4.50 - $4.75                        $4.74
September 30, 2000                          78                            $4.50                        $4.50
December 31, 2000                        2,750                    $3.50 - $4.25                        $4.15
March 31, 2001                             892                    $3.50 - $4.25                        $3.55
June 30, 2001                               13                            $3.50                        $3.50
September 30, 2001                       2,783                    $4.25 - $4.75                        $4.55
December 31, 2001                            0                                -                            -
March 31, 2002                               0                                -                            -
June 30, 2002                                0                                -                            -
September 30, 2002                          50                            $0.04                        $0.04
December 31, 2002                            0                                -                            -


The directors also considered the fact that RVM has no liquidation value, since its liabilities exceed its assets. Most of RVM's few assets are of minimal value to JTB or any other acquirer; there are no assets of meaningful value that RVM can sell. As noted above in "Events Leading to the Decision to Effect the Merger," the directors considered the minimal value of RVM's assets in determining that the inability of RVM's non-affiliated stockholders to share in the proceeds of any of those assets in the future did not constitute a meaningful disadvantage to the non-affiliated stockholders. RVM has only one asset of potential significant value - tax losses in the amount of $2,864,792 that the Company has not been able to use in recent years and is unlikely to be able to use in the future. RVM does have one other asset, its wholly owned subsidiary, Signs & Blanks, Inc., which had net worth of $1,254,809 at September 30, 2002. However, RVM's liabilities exceed its assets and it no longer conducts the operations of Albex Aluminum, Inc. and Waterloo Holdings, Inc. (formerly known as Ravens, Inc.). These facts raise substantial doubt as to RVM's ability to continue as a going concern for a reasonable period of time. In any event, RVM is in default of its repayment obligations to lenders. The assets of Signs and Blanks, Inc. are security for RVM's debt and are inadequate to repay that debt.

No person, other than JTB, has expressed interest in merging with or otherwise acquiring RVM for the purpose of utilizing RVM's tax losses. Although JTB has no specific plan or proposal for use of these tax losses, the tax losses may be carried forward and used by JTB to offset income that it might earn in the future. Although RVM's non-affiliated stockholders will not be able to benefit from any use of these tax losses in the future, the principal advantage to Jacob and Richard D. Pollock and JTB's other stockholders in the merger is that they no longer will be operating a public company and be subject to the onerous reporting and other requirements imposed upon such companies. The directors were unaware of any means to accomplish that objective, while permitting RVM's non-affiliated stockholders to have an equity interest in the surviving corporation and thereby enjoy any benefit that might be realized from use of RVM's tax losses. No director or stockholder of JTB dissented or abstained from voting on the proposed merger.

The price of $0.05 per share determined by JTB's Board of Directors to be the fair market value is the most recent bid price per share of RVM Common Stock and the highest bid price per share of such stock since March 12, 2002. No report, opinion or appraisal was obtained to support the directors' determination of fair market value. If you are unwilling to receive the merger consideration, because you believe the merger consideration to be unfair, or for any other reason, you may exercise your appraisal rights under Section 262 of the Delaware General Corporation Law. These rights are described below under the caption "Dissenters' Rights of Appraisal."

The merger will be completed on or about February 12, 2003. As soon as practicable after that date, unless the Company notifies you otherwise, or unless you decide to exercise your appraisal rights, please complete, sign and return the enclosed Form W-9 and your stock certificate(s) to RVM Industries, Inc., 753 West Waterloo Road, Akron, Ohio 44314-1519; ATTENTION: Corporate Secretary. Upon receipt of your Form W-9 and stock certificate(s), the Company promptly will send you a check in the amount of the merger consideration due you for the surrendered shares of Common Stock.

INTEREST OF CERTAIN PERSONS IN THE MERGER

JTB and its Affiliated Persons

JTB is a privately-owned Delaware corporation formed on July 2, 2002. Since the date of its incorporation, JTB has engaged in no business operations. In the future it may engage in (i) the manufacture of aluminum billets, steel trailers or aluminum sign blanks and traffic, warning, and street signs or (ii) in an entirely different and unrelated line of business. JTB owns 1,761,740 shares of RVM Common Stock, or approximately 90.93% of the 1,937,505 shares outstanding. RVM has no other class of capital stock outstanding.

JTB has not been convicted in a criminal proceeding during the past five years and it has not been a party to a judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Jacob Pollock is President and Secretary of JTB and one of its two directors. He owns approximately 93.17% of the outstanding shares of JTB Common Stock. JTB has no other class of capital stock outstanding. Jacob Pollock's business address is 753 West Waterloo Road, Akron, Ohio; his telephone number is 44134-1519. Jacob Pollock also is Chairman, Chief Executive Officer and Treasurer of RVM. Jacob Pollock is an affiliate of both JTB and RVM. Jacob Pollock has not been convicted in a criminal proceeding during the past five years or been a party to a judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Jacob Pollock is a citizen of the United States of America. Information regarding Jacob Pollock's background and business experience appears above under the caption "Proposal No. 1, Election of Directors," in the third column of the first table thereunder; the column caption is "Principal Occupations; Business Experience & Other Directorships."

Richard D. Pollock is Vice President and Treasurer of JTB and the second of its two directors. He owns approximately 0.26% of the outstanding shares of JTB Common Stock. Richard D. Pollock's business address is 753 West Waterloo Road, Akron, Ohio; his telephone number is 44134-1519. Richard D. Pollock also is President and a director of RVM. Although he has no direct ownership interest in RVM, he indirectly owns approximately 0.24% of the outstanding shares of RVM Common Stock through his ownership of JTB Common Stock. Richard D. Pollock is an affiliate of both JTB and RVM. Richard D. Pollock has not been convicted in a criminal proceeding during the past five years or been a party to a judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Richard D. Pollock is a citizen of the United States of America. Information regarding Richard D. Pollock's background and business experience appears above under the caption "Proposal No. 1, Election of Directors," in the third column of the second table thereunder; the column caption is "Principal Occupations; Business Experience & Other Directorships."

JTB has no directors, executive officers or controlling persons other than Jacob Pollock and Richard D. Pollock.

RVM and its Affiliated Persons

RVM is a publicly held holding company. Its principal executive offices are co-located with the offices of JTB at 753 West Waterloo Road, Akron, Ohio 44314-1519 (telephone, 330.753.4545). RVM has three wholly owned subsidiaries:
Waterloo Holding Company ("Waterloo"), Albex Aluminum, Inc. ("Albex") and Signs and Blanks, Inc. ("SABI") Waterloo was formerly known as Ravens, Inc.

RVM's predecessor, Ravens Metal Products, Inc., was incorporated in the State of West Virginia on April 9, 1956 and reincorporated in the State of Delaware on September 3, 1986. Jacob Pollock acquired majority control on May 3, 1991.

Prior to the sale of most of its assets, the principal business of Waterloo (then operated as Ravens, Inc.) was the design and manufacture of truck trailers, dump trailers, and dump truck bodies. Since the late 1950s, Ravens, Inc. designed and manufactured durable, lightweight aluminum trailers and bodies, which provide the advantage of lower operating costs plus higher legal payload capacity. The products of Ravens, Inc. were primarily made with aluminum bodies and aluminum chassis.

Albex formerly operated three extrusion presses (1,400 ton, 2,200 ton, and 3,000 ton) for standard and custom soft alloy aluminum extruded shapes. Several of aluminum's physical properties such as tensile strength, corrosion resistance, thermal conductivity, lighter weight than steel, and scrap value for recycling are attractive to a wide range of markets. Albex sold its products to manufacturers, fabricators and distributors in the transportation, building and construction, consumer durables, and other aluminum extrusion markets.

SABI is a fully automated manufacturer of aluminum sign blanks and traffic, warning, and street signs. SABI distributes its manufactured products and purchases sign posts to a market approximating $350 million per year. Approximately two-thirds of SABI's sales are to fabricator/dealers that purchase aluminum blanks, cover them with reflective sheeting that is often silk screened, and then sell the finished signs to governmental agencies. Approximately one-third of SABI's sales are directly to governmental agencies in the form of blanks or signs silk-screened by SABI's print shop.

Jacob Pollock is Chairman, Chief Executive Officer and Treasurer of RVM. Jacob Pollock's business address is 753 West Waterloo Road, Akron, Ohio; his telephone number is 44134-1519. Although he has no direct ownership interest in RVM, he indirectly owns approximately 84.72% of the outstanding shares of RVM Common Stock through his ownership of JTB Common Stock. As noted above, Jacob Pollock also serves as a director and executive officer of JTB; he is an affiliate of both RVM and JTB. He has not been convicted in a criminal proceeding during the past five years or been a party to a judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Jacob Pollock is a citizen of the United States of America. As noted above, information regarding Jacob Pollock's background and business experience appears above under the caption "Proposal No. 1, Election of Directors," in the third column of the first table thereunder; the column caption is "Principal Occupations; Business Experience & Other Directorships."

Richard D. Pollock is President, Secretary and a director of RVM. Richard D. Pollock's business address is 753 West Waterloo Road, Akron, Ohio; his telephone number is 44134-1519. Although he has no direct ownership interest in RVM, he indirectly owns approximately 0.24% of the outstanding shares of RVM Common Stock through his ownership of JTB Common Stock. As noted above, Richard D. Pollock also serves as a director and executive officer of JTB; he is an affiliate of both RVM and JTB. He has not been convicted in a criminal proceeding during the past five years or been a party to a judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Richard D. Pollock is a citizen of the United States of America. As noted above, information regarding Richard D. Pollock's background and business experience appears above under the caption "Proposal No. 1, Election of Directors," in the third column of the second table thereunder; the column caption is "Principal Occupations; Business Experience & Other Directorships."

RVM has no executive officers other than Jacob Pollock and Richard D. Pollock. In addition to Jacob Pollock and Richard D. Pollock, RVM has one other director,
C. Stephen Clegg. Mr. Clegg owns 250 of the outstanding shares of RVM Common Stock, for which he will receive cash payment of $12.50 upon completion of the merger. No shares of RVM Common Stock owned by any other officer, director or affiliate of RVM will be purchased in the merger. Mr. Clegg owns none of the outstanding shares of JTB Common Stock, directly or indirectly, and thus has no interest in the merger other than the consideration he will receive for the purchase of his 250 shares of RVM Common Stock. Mr. Clegg is not a director or executive officer of JTB. He is an affiliate of RVM. Mr. Clegg's business address is 753 West Waterloo Road, Akron, Ohio; his telephone number is 44134-1519. He is a citizen of the United States of America. Information regarding Mr. Clegg's background and business experience appears above under the caption "Proposal No. 1, Election of Directors," in the third column of the second table thereunder; the column caption is "Principal Occupations; Business Experience & Other Directorships." JTB is a controlling person with respect to RVM. RVM has no other controlling person, except those persons, identified in this Information Statement, who have indirect control through ownership of JTB Common Stock.

Transactions and Conflicts

There have been no transactions between JTB and RVM during the past two years. However, on July 3, 2002, JTB acquired 1,761,740 shares of RVM Common Stock in transactions with five RVM stockholders - Jacob Pollock, Richard D. Pollock, Jane E. Pollock, the Pollock Family Foundation and a trust established for the benefit of the children of Richard D. Pollock. Jacob Pollock and Richard D. Pollock are directors and officers of RVM and JTB; Jane E. Pollock is the spouse of Richard D. Pollock. Companies controlled by Jacob Pollock and Richard D. Pollock also have had dealings with RVM during the past two years. See the information set forth above under the captions "Certain Relationships and Related Transaction." There have been no negotiations, transactions or material contacts between JTB and RVM during the past two years, except as described in this Information Statement.


Jacob Pollock, an executive officer and director of both RVM and JTB, and Richard D. Pollock, also a director and an executive officer of RVM and JTB, are direct stockholders of JTB. Each also owns an indirect interest in RVM through his ownership of shares of JTB Common Stock. Other members of the Pollock families also are stockholders of JTB. Although no stockholder of JTB will receive merger consideration, JTB, following the merger will own all the assets of RVM, including unused tax losses in the aggregate amount of $2,864,792. RVM does have one other asset, its wholly owned subsidiary, SABI, which had net worth of $1,254,809 at September 30, 2002. However, RVM's liabilities exceed its assets and it no longer conducts the operations of Albex Aluminum, Inc. and Waterloo Holdings, Inc. (formerly known as Ravens, Inc.). These facts raise substantial doubt as to RVM's ability to continue as a going concern for a reasonable period of time. In any event, RVM is in default of its repayment obligations to lenders. The assets of SABI are security for RVM's debt and are inadequate to repay that debt.

Although JTB has no specific plan or proposal for use of these tax losses, the tax losses may be carried forward and used by JTB to offset income that it might earn in the future. Any use of these tax losses will inure to the benefit of JTB and its stockholders and not to any stockholder of RVM whose shares are cashed out in the merger.

Jacob Pollock, Richard D. Pollock and the other stockholders of JTB may be deemed to have a conflict of interest in the transfer of their RVM Common Stock to JTB and the resulting merger made possible by that transfer.

SOURCE OF FUNDS; EXPENSES

The aggregate amount of $8,788.25 to be paid to unaffiliated stockholders for the purchase of 175,765 shares of RVM's common stock will be loaned to JTB by one or more of its five stockholders. However, these stockholders have not entered into any written agreement or other arrangement with JTB regarding repayment of the loan. JTB has no present plan or proposal to conduct any business operations, and it is possible that JTB will never have the funds for repayment.

Expenses, detailed below, are estimated to aggregate $100,000, and will be paid from funds loaned to JTB by one or more of its five stockholders, extent that legal and accounting fees in connection with the transaction that are directly related to the preparation of RVM's periodic reports under the Securities and Exchange Act of 1934 will be paid by RVM. James R. McCourt, a consultant to RVM, has devoted some time to preparing RVM's Information Statement for its Annual Meeting of Stockholders, as well as to the preparation of RVM's periodic reports. Although JTB has benefited indirectly from Mr. McCourt's labors, these labors also directly benefited RVM and, in large measure, would have been necessary even absent the existence of the proposed transaction. In addition, there has been an immaterial use of RVM's assets to the benefit of JTB in connection with the proposed transaction. There are no material conditions to the funding by JTB.

         Filing fees:               $           150.00
         Legal fees:                $        35,000.00
         Accounting fees            $        60,000.00
         Printing fees              $         2,500.00
         Miscellaneous              $         2,350.00
         Total                      $       100,000.00

DISSENTERS' RIGHTS OF APPRAISAL

Under Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), since you will not have the opportunity to vote your shares of RVM Common Stock with respect to adoption of the merger, you will be entitled to dissent and elect to receive the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and this discussion is qualified in its entirety by the full text of Section 262, a copy of which is provided as Appendix B to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of RVM Common Stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of RVM Common Stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

Under Section 262 and Rule 14c-2 under the Securities Exchange Act of 1934, if a merger is adopted without a vote of its stockholders, the Company, not less than 20 days prior to the Annual Meeting, must notify each of its stockholders (as of the Record Date) entitled to appraisal rights that appraisal rights are available, and the Company must include with the notice a copy of Section 262. This Information Statement is that notice to you, and a copy of Section 262 is attached to this Information Statement as Appendix B. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

         (1) You must deliver to the Company a written demand for appraisal of your shares of RVM Common Stock FOR RECEIPT NO LATER THAN THE DATE OF THE ANNUAL MEETING, which demand will be sufficient if it reasonably informs the Company of your identity and that you intend to demand the appraisal of your shares.

         (2) You must continuously hold your shares from your date of making a written demand through the effective time of the merger. If you are the record holder of shares of RVM Common Stock on the date the written demand for appraisal is made, but thereafter transfer these shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares.

Only a holder of record of shares of RVM Common Stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of RVM Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificate(s), should specify the stockholder's name and mailing address, the number of shares of RVM Common Stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares of RVM Common Stock.

If your shares of RVM Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity.

If your shares of RVM Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

A record holder such as a broker who holds shares of RVM Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of RVM Common Stock held for one or more other beneficial owners while not exercising those rights with respect to the shares of RVM Common Stock held for one or more beneficial owners; in that case, the written demand should set forth the number of shares of RVM Common Stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of RVM Common Stock held in the name of the record owner. If you hold your shares of RVM Common Stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to RVM Industries, Inc., 753 West Waterloo Road, Akron, Ohio 44314-1519; Attention: Corporate Secretary.

Within ten days after the completion of the merger, JTB will send a notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262. Within 120 days after the completion of the merger, but not thereafter, either the Company or any holder of dissenting shares of RVM Common Stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of all shares of RVM Common Stock held by dissenting stockholders. The Company is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that the Company will file a petition or that the Company will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Company, upon written request, a statement setting forth the aggregate number of shares of RVM Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The Company must mail this statement to the stockholder within 10 days of receipt of a request.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the Company, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of RVM Common Stock. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares of Common Stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $0.05 PER SHARE YOU WOULD RECEIVE UNDER THE

MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

If any stockholder who demands appraisal of shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of RVM Common Stock will be converted into the right to receive $0.05 per share in cash in accordance with the merger terms, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of the Company. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to RVM stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time and, therefore, the following statements and conclusions could be altered or modified. It is assumed that shares of Common Stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of that stockholder's personal investment circumstances, or those stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), stockholders who hold shares of Common Stock as part of a hedging, "straddle," conversion or other integrated transaction or stockholders, if any, who acquired their shares of RVM Common Stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a stockholder.

The receipt of the merger consideration in the merger (including any cash amounts received by stockholders that exercise appraisal rights) may be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Common Stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in RVM Common Stock converted in the merger or subject to appraisal rights, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income), and will be short-term gain or loss if, at the effective time of the merger, the shares of RVM Common Stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss would be long-term, subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 20%.

Under the United States federal income tax backup withholding rules, unless an exemption applies, RVM is required to and will withhold 31% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that this number is correct. Each stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 included with this Information Statement and return the Form W-9 to the Company in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the Company. The exemptions provide that certain stockholders (including, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements.

In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for that year.

THIS SECTION DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH STOCKHOLDER SHOULD CONSULT A TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THAT STOCKHOLDER IN VIEW OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

                      ADDITIONAL INFORMATION AND QUESTIONS

The Company's integrated 2002 Annual Report and Form 10-K is being delivered to stockholders with this Information Statement. RVM files periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov.

If you have questions about the merger after reading this Information Statement, please contact James R. McCourt, at 330.753.4545.

                         INDEPENDENT PUBLIC ACCOUNTANTS

No independent public accountants have yet been selected or recommended to the stockholders because the Company desires to maintain flexibility regarding the choice of auditors. Under the Company's by-laws and Certificate of Incorporation, the authority to select the Company's independent public accountants is reserved to the Board of Directors. Ernst & Young LLP served as the Company's independent public accountants for the fiscal years ended March 31, 2001 and 2000. On January 20, 2001, Ernst & Young LLP resigned, and on July 9, 2002 the Company selected Saltz, Shamis $ Goldfarb, Inc. as the independent accountants to audit the Company's financial statements. A representative of Saltz, Shamis & Goldfarb, Inc. is not expected to be present at the Annual Meeting. The Company filed its annual report on Form 10-K for the fiscal year ended March 31, 2002 with unaudited financial statements. The Company's financial statements for that fiscal year now have been audited by Saltz, Shamis & Goldfarb, Inc. and are included in the Company's amended Form 10-K for that fiscal year, as filed with the Securities and Exchange Commission on January 8, 2003, together with the related reports of Ernst & Young LLP and Saltz, Shamis & Goldfarb, Inc.

                              STOCKHOLDER PROPOSALS

In the event that the merger is abandoned, all proposals intended to be presented by a stockholder at the 2003 Annual Meeting of the Company's Stockholders must be received by the Company no later than October 11, 2003 at the Company's offices at 753 W. Waterloo Road, Akron, Ohio 44314-1519, for inclusion in the Company's proxy material or Information Statement for the 2004 Annual Meeting of Stockholders.

                                  By Order of the Board of Directors,

                                  Jacob Pollock
                                  Secretary
                                  January 17, 2003

                                                                      APPENDIX A

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                              RVM INDUSTRIES, INC.

                                      INTO

                              JTB ENTERPRISES, INC.

        (Pursuant to Section 253 of the General Company Law of Delaware)

JTB Enterprises, Inc., a corporation organized and existing under the laws of Delaware (the "Company"), does hereby certify:

1. That the Company owns 1,761,740 shares of the common stock of RVM industries, Inc., a Delaware company ("RVM Industries"), or more than ninety percent (90%) of the outstanding shares of each class of the capital stock of RVM Industries. The Certificate of Incorporation of RVM Industries authorizes the issuance of preferred stock, but no shares are outstanding, and no shares of any other class of stock of RVM Industries, other than its common stock, are outstanding.

2. That the Board of Directors of the Company, by written action dated November 13, 2002, determined to merge RVM Industries into the Company and in furtherance thereof adopted the following resolutions:

     RESOLVED, that, upon written consent of stockholders of the Company holding at least a majority of the outstanding shares of the Company's common stock, JTB Enterprises, Inc. shall merge into itself RVM industries, Inc. and shall assume all the obligations of said RVM Industries, Inc.

     RESOLVED, that the terms of the merger shall be as follows:

     1. In accordance with Section 253 of the Delaware General Corporation Law, JTB Enterprises, Inc. shall be merged with RVM Industries, Inc., the separate corporate existence of RVM Industries shall cease and the Company shall continue as the surviving corporation and shall change its name to "RVM Industries, Inc."

     2. The merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Ownership and Merger, or at such later date and time as shall be specified therein (the "Effective Time").

     3. From and after Effective Time, until thereafter amended, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the surviving corporation.

     4. The Company owns 1,761,740 shares of the common stock of RVM Industries ("RVM Common Stock"), or more than 90.928% of the 1,937,505 shares of RVM Common Stock outstanding. RVM Industries has no other class of outstanding capital stock.

     5. Upon surrender thereof to the Company, each of the 175,765 shares of RVM Common Stock that are outstanding and not owned by the Company on the Effective Date will be purchased by the Company at a price of $0.05 per share. The price of $0.05 per share has been determined by the Company's Board of Directors to be the fair market value; $0.05 per share is the most recent bid price per share of RVM Common Stock and the highest bid price per share of such stock since March 12, 2002.

     RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or at such later time as set forth therein.

     RESOLVED, that upon effectiveness of said merger, the name of the Company shall be changed to RVM Industries, Inc. and Article First of the Certificate of Incorporation of the Company shall be amended in its entirety to read as follows:

         FIRST: The name of this corporation is RVM Industries, Inc.

     RESOLVED, that the officers of the Company hereby are, and each of them hereby is, authorized, for and on behalf of the Company, to take each and every action necessary or appropriate, whether within or without the State of Delaware, to carry out the foregoing resolutions.

     AND FURTHER RESOLVED, that any and all actions heretofore taken by the officers of the Company, or any of them, with respect to, and in contemplation of, the actions authorized by any of the foregoing resolutions, hereby are authorized, approved, ratified and confirmed and such officers hereby are, and each of them hereby is, authorized and directed, for and on behalf of the Company, to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge RVM Industries, Inc. and the terms thereof and to cause the same to be filed with the Secretary of State of the State of Delaware.

3. That by written action dated November 13, 2002, stockholders of the Company holding at least a majority of the outstanding shares of the Company's common stock adopted resolutions approving the merger as contemplated in the resolutions of the Company's Board of Directors.

4. This Certificate shall be effective at 12:01 a.m., E.S.T., on February 12, 2003.

In Witness Whereof, JTB Enterprises, Inc. has caused this certificate to be signed by its duly authorized officer, this 10th day of February 2003.


                                              JTB ENTERPRISES, INC.


                                              By: _______________________
                                                     Jacob Pollock
                                                     President and Secretary

                                                                      APPENDIX B

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

Section 262 Appraisal Rights--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected pursuant to ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.